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                                                                  EXECUTION COPY

                   FOURTEENTH AMENDMENT TO CUSTODIAN CONTRACT

     THIS FOURTEENTH AMENDMENT TO CUSTODIAN CONTRACT (the "Amendment") is made and entered into as of April 29, 2005 by and between THE HARTFORD MUTUAL FUNDS, INC. ("Fund"), a Maryland corporation, and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company ("State Street").

                                   WITNESSETH:

     WHEREAS, the Fund and State Street are parties to that certain Custodian Contract dated as of July 15, 1996, and amended as of December 31, 1997, April 30, 1998, September 21, 1998, April 27, 2000, October 30, 2000, April 29, 2001,
May 1, 2001, October 31, 2002, August 25, 2003, December 10, 2003, May 26, 2004,
December 31, 2004 and April 29, 2005 (collectively, the "Agreement"); and

     WHEREAS, the Fund and the Custodian desire to amend and supplement the Agreement upon the following terms and conditions;

     NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Fund and the Custodian hereby agree that the Agreement is amended and supplemented as follows:

1.   The following provisions are hereby added to the Agreement as Section 4A:

     4A.  Loan Servicing Provisions.

     4A.1 General. The provisions of this Section 4A shall apply with respect to investments, property or assets in the nature of loans, or interests or participations in loans, including without limitation interests in syndicated bank loans and bank loan participations (collectively, "Loans").

     4A.2 Safekeeping. Instruments, certificates, agreements, including but not limited to, assignment agreements and settlement agreements and/or other documents including, but not limited to, trade tickets and funding memoranda, which the Custodian may receive in respect of Loans, if any (collectively "Financing Documents"), from time to time, shall be held by the Custodian at its offices in Boston, Massachusetts.

     4A.3 Duties of the Custodian.

          a. Receipt of Financing Documents. The Custodian shall accept such Financing Documents, if any, in respect of Loans as may be delivered to it or caused to be delivered to it from time to time by the Fund. The Custodian shall not be obligated to examine the contents or determine the sufficiency of any such Financing Documents or to provide any certification with respect to the sufficiency thereof, whether received by the Custodian as original documents, photocopies, by facsimile or otherwise. The Custodian shall be entitled to assume the genuineness,

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               sufficiency and completeness of any Financing Documents received, and the genuineness and due authority of any signature appearing thereon.

          b. Sufficiency of Financing Documents. The Custodian shall not be obligated (i) to examine Financing Documents to determine whether the assignment or transfer of the related Loan or applicable interest or participation in the related Loan is effective or enforceable, or (ii) to require delivery of any Financing Documents evidencing or representing any Loan. The Custodian shall have no liability for the sufficiency of any Financing Documents other than to hold such Financing Documents, if any, as may be delivered or caused to be delivered to it by the Fund. So long as and to the extent that the Custodian has exercised reasonable care in accepting Financing Documents pursuant to
               Section 4A.3a above, the Custodian shall not be responsible for the title, validity or genuineness of any Financing Documents delivered to it pursuant to this Amendment.

          c.   Record Keeping. The Custodian shall

               (i)  record and track each Loan on a daily basis;

               (ii) maintain detailed accrual information for each Loan
                    including, but not limited to, the following information:

                    a.   interest payments and fee payments received;

                    b.   receivables past due; and

                    c.   principal payments received; and

               (iii) value each Loan in accordance with the Fund's Proper
                    Instructions utilizing the information sources designated in writing by the Fund. On a daily basis, the Custodian shall report the price of each Loan to the Fund. In any instance where the price of any Loan falls outside of price tolerances established by the Fund and provided to the Custodian, the Custodian shall value such Loan in accordance with the Fund's Proper Instructions.

               (iv) provide reports and information from the books and records it maintains for the Fund in accordance with the Fund's Proper Instructions;

          d. Delivery of Financing Documents. Delivery of any such Financing Documents may be made to the Custodian by, and may be represented solely by, (i) delivery to the Custodian of a facsimile or photocopy of an assignment or transfer agreement (an "Assignment Agreement") or (ii) a confirmation or certification delivered by or caused to be delivered by the Fund (a "Confirmation") stating that the Fund has acquired such Loan and has received or will receive, and will deliver or cause to be delivered to the Custodian, appropriate Financing Documents evidencing such Loan. Any such Assignment Agreement or Confirmation may be delivered without delivery of any promissory note, participation certificate or similar instrument (collectively, an "Instrument"). In the event that an original Instrument shall at any time be available with respect to any Loan otherwise evidenced only by an Assignment Agreement or a Confirmation, it shall be the sole responsibility of the Fund to make or cause delivery of such Instrument to the Custodian, and the Custodian shall be under no obligation at any time to determine whether any such


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               original Instrument has been issued or made available with respect to such Loan, and shall not be under any obligation to cause delivery of such Instrument to the Custodian. The Custodian shall be under no obligation to require the delivery to the Custodian of any Financing Documents from a third party. Any reference to Financing Documents in this Amendment shall be deemed to include, without limitation, any Instrument, Assignment Agreement or Confirmation.

          e. Collection of Loan Payments. The Custodian shall credit to the Fund's custodian account all payments with respect to a Loan ("Loan Payment") actually received by the Custodian and identified as for the account of the Fund. In the event that a payment is credited to the Fund's custodian account and no payment is actually received by the Custodian, the Custodian shall reverse such credit. If any Loan Payments are not received by the Custodian (i) in the case of a principal payment, on the date on which they are due, as reflected in the Payment Schedule (as such term is defined below) of the Loan ("Principal Payment Date") or (ii) in the case of interest payments, on a scheduled interest payable date, as reported to the Custodian by the Fund for the Loan (the "Interest Payable Date"), or any such Loan Payment is in an amount less than the amount due as reflected in the Payment Schedule or as reported to the Custodian by the Fund, the Custodian shall promptly, but in no event later than one business day after the Principal Payment Date or the Interest Payable Date, give telephonic notice to the party obligated under the Financing Documents to make such Loan Payment (the "Obligor") of its failure to make timely payment. If such payment is not received within three business days of the appropriate Principal Payment Date or Interest Payable Date, the Custodian shall notify the Fund of such Obligor's failure to make the Loan Payment. The Custodian shall have no obligations with respect to the collection of Loan Payments which are past due, other than the duty to notify the Obligor and the Fund as provided herein. Except as otherwise described in this paragraph, the Custodian shall have no responsibilities or duties with respect to Loan Payments.

          f. Preservation of Rights under the Financing Documents. The Custodian shall have no obligation to preserve any rights against any party to a Loan or a Financing Document or to exercise any right or perform any obligation in connection with a Loan or Financing Document except as otherwise described in this Amendment, including, without limitation, no obligation to take any action in respect of or upon receipt of any consent solicitation, notice of default or similar notice received from any bank agent or Obligor (a "Notice"); provided however, that the Custodian shall forward to the Fund as soon as reasonably practical, any such Notice actually received by the Custodian.

          g. Proper Instructions. In case any question arises as to its duties and obligations hereunder, the Custodian may request instructions from the Fund and shall be entitled at all times to refrain from taking any action unless it has received Proper Instructions from the Fund. The Custodian shall be kept indemnified by and shall have no liability to the Fund with respect to any action or inaction taken in accordance with such Proper Instructions from the Fund.

          h. Release of Financing Documents. Upon the Fund's request, the Custodian shall promptly release any Financing Documents being held on behalf of the Fund to the Fund or to any party specified to receive such Financing Documents pursuant to


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               Proper Instructions from the Fund. The Custodian shall not be deemed to have or be charged with knowledge of the sale of any Loan unless the Custodian shall have received written notice and instruction from the Fund with respect thereto, except to the extent that the Custodian shall have received the sale proceeds thereof.

          i. In no event shall the Custodian be under any obligation to make any advance of its own funds in respect of any Loan.

          j. With respect to each Loan, the Custodian shall be held harmless in acting upon any information and notices received by the Custodian from time to time from the related bank agent, Obligor or similar party with respect to the related Loan and reasonably believed by the Custodian to be genuine. The Custodian shall be entitled to update its records on the basis of such information or notices received, without any obligation on its part independently to verify, investigate or recalculate such information.

     3A.4 Responsibility of the Fund. With respect to each Loan held by the Custodian hereunder in accordance with the provisions hereof, the Fund shall

          a. cause the Financing Documents evidencing such Loan to be delivered to the Custodian. Such Financing Documents shall include, in such form and format as the Custodian reasonably may require, (i) an amortization schedule of payments (the "Payment Schedule") identifying the amount and due dates of scheduled principal payments, (ii) Interest Payable Date(s) and related payment amount information, and (iii) such other information with respect to the related Loan and Financing Documents as the Custodian reasonably may require in order to perform its services hereunder (collectively, "Loan Information");

          b. take all actions necessary to acquire good title to such Loan, and cause the Custodian to be named as its nominee for payment purposes under the Financing Documents or otherwise provide for the direct payment of the Loan Payments to the Custodian. The Custodian shall be entitled to rely upon the Loan Information provided to it by the Fund without any obligation on the part of the Custodian independently to verify, investigate, recalculate, update or otherwise confirm the accuracy or completeness thereof; and the Custodian shall have no liability for any delay or failure on the part of the Fund in providing necessary Loan Information to the Custodian, or for any inaccuracy therein or incompleteness thereof.

     3A.5 Instructions; Authority to Act. The certificate of the Board of
          Directors of the Fund, identifying certain individuals to be officers of the Fund or employees of the Fund authorized to sign any such instructions, may be received and accepted as conclusive evidence of the incumbency and authority of such to act and may be considered by the Custodian to be in full force and effect until it receives written notice to the contrary from the Fund. Notwithstanding any other provision of this Agreement, the Custodian shall have no responsibility to ensure that any investment by the Fund with respect to Loans has been authorized by the Board of Directors of the Fund.

     3A.6 Attachment. In case any portion of the Loans or the Financing
          Documents shall be attached or levied upon pursuant to an order of court, or the delivery or disbursement thereof shall be stayed or enjoined by an order of court, or any other order, judgment or decrees shall be made or entered by any court affecting the property of the Fund or any act of the Custodian relating thereto (collectively, an "Order"), the Custodian shall


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          notify the Fund immediately upon receipt of such Order. The Custodian shall consult with the Fund and their counsel prior to complying with any such Order.

2. This Amendment may be executed in any number of counterparts, each constituting an original and all considered one and the same agreement. This Amendment is intended to amend and supplement the Agreement, and the terms of this Amendment and the Agreement are to be construed to be cumulative and not exclusive of each other. Except as provided herein, the Agreement is hereby ratified and confirmed and remains in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

STATE STREET BANK AND TRUST COMPANY     THE HARTFORD MUTUAL FUNDS, INC.


By:                                     By:
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Name:                                   Name:
      -------------------------------         ----------------------------------
Title:                                  Title:
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